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                                                                     EXHIBIT 2.2

                      INDEMNIFICATION AND JOINDER AGREEMENT


         THIS INDEMNIFICATION AND JOINDER AGREEMENT (this "Agreement") is made and entered into as of July 28, 2000, by and among Immersion Corporation, a Delaware corporation ("Parent"), and James F. Kramer ("Kramer") and Marc Tremblay ("Tremblay"), each a shareholder of Virtual Technologies, Inc., a California corporation (the "Company") (Kramer and Tremblay sometimes being individually referred to as a "Principal Shareholder" and collectively referred to as the "Principal Shareholders" in this Agreement), with reference to the following facts:

         A. Parent, Parent's wholly owned subsidiary, VT Acquisition, Inc. ("Merger Sub"), the Company, and Kramer, as the representative of the Company's shareholders (the "Shareholder Representative"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") (in the form attached as ANNEX A to this Agreement), pursuant to which, among other things, Merger Sub will be merged (the "Merger") with and into the Company, which will be the surviving corporation in the Merger, and the Company's shareholders will be entitled to receive shares of common stock of Parent ("Parent Common Stock"), all in accordance with the terms, and subject to the conditions, of the Merger Agreement.

         B. On this date the Principal Shareholders together own, and as of the Effective Time (as defined in the Merger Agreement) the Principal Shareholders will together own, more than 80% of the outstanding capital stock of the Company.

         C. As a material inducement to Parent and Merger Sub to enter into and consummate the Merger Agreement, the Principal Shareholders wish to enter into this Agreement and agree to all the terms and provisions hereof.

         ACCORDINGLY, in consideration of the foregoing, and intending to be legally bound hereby, each of the parties hereby agrees as follows:

                                    ARTICLE I
                INDEMNIFICATION, ESCROW AND ADDITIONAL AGREEMENTS

         1.1 APPROVAL; JOINDER. By signing this Agreement, each Principal Shareholder, on behalf of the Principal Shareholder and his spouse, heirs, affiliates, legal representatives, successors and assigns, hereby (i) approves and accepts all of the terms and conditions of the Merger Agreement and the Escrow Agreement (as defined in Section 1.3) and agrees to be bound thereby as if the Principal Shareholder were a party thereto; and (ii) agrees to promptly comply with all of the terms of this Agreement (including the payment of any and all amounts of cash that may become due and payable to any Parent Indemnitee by the Principal Shareholder under the terms of this Agreement), the
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Merger Agreement (including the indemnification provisions of Article VIII of the Merger Agreement and the payment of the Unanticipated Fees and Expenses (as defined in the Merger Agreement)) and the Escrow Agreement.

         1.2 INDEMNIFICATION.

                  (a) Each Principal Shareholder, on behalf of the Principal Shareholder and his spouse, heirs, affiliates, legal representatives, successors and assigns, hereby jointly and severally agrees to indemnify Parent Indemnitees (as defined in the Merger Agreement), and hold them harmless against and in respect of any and all Losses (as defined in the Merger Agreement) to the extent, subject to and in accordance with all of the terms and provisions of
Article VIII of the Merger Agreement (which terms and provisions are incorporated by reference in this Agreement as if fully set forth in this Agreement).

                  (b) Each Principal Shareholder, on behalf of the Principal Shareholder and his spouse, heirs, affiliates, legal representatives, successors and assigns, hereby severally and not jointly also agrees to indemnify Parent Indemnitees, and hold them harmless against and in respect of any and all claims, losses, damages (including incidental and consequential damages), expenses (including court costs, the costs of any investigation, expert witnesses and preparation, and attorneys' fees), obligations and liabilities, whether or not involving third party claims, which, directly or indirectly, arise or result from or are incident or related to (i) the inaccuracy of any representation or breach of any warranty of the Principal Shareholder under this Agreement or any other agreements to be entered into by a Principal Shareholder in connection with this Agreement or the Merger Agreement; or (ii) any default or failure of the Principal Shareholder's commitments or obligations under this Agreement or such other agreements; or (iii) any act or omission of the Principal Shareholder which otherwise constitutes a breach of this Agreement or such other agreements; or (iv) any and all Taxes (as defined in the Merger Agreement) that may be imposed on any Parent Indemnitee pursuant to a determination that the Principal Shareholder, at any time on or after the Effective Time, recognized any income in connection with the Merger, any transaction related to the Merger or any provision of the Merger Agreement, this Agreement or any other document referenced in the Merger Agreement. The indemnification obligations contained in this Section 1.2(b) will be determined without regard to the limitations contained in Sections 8.1 and 8.4 of the Merger Agreement.

         1.3 THE ESCROW AGREEMENT. It is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger that Parent and the Shareholder Representative enter into an Escrow Agreement (in the form attached as EXHIBIT A to the Merger Agreement) (the "Escrow Agreement") with U.S. Trust Company, N.A., as Escrow Agent ("Escrow Agent"). Under the Escrow Agreement, Escrow Agent will hold in escrow 60,000 shares of the Parent Common Stock to be issued in the Merger (the



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"Escrowed Shares"), all in accordance with the terms and conditions of the
Escrow Agreement. At the Effective Time, the Company's shareholders will be deemed to have received and deposited with Escrow Agent the Escrowed Shares, without any act of the Company's shareholders.

         1.4 CERTAIN ADDITIONAL AGREEMENTS OF KRAMER.

                  (a) PAYMENT OBLIGATION. In the event of any Termination (as defined below) of Kramer's employment on or before the second anniversary of the date of the Effective Time, Kramer agrees to pay to the Company, as liquidated damages for such breach and not as a penalty, a cash amount equal to $250,000. Kramer will pay such amount to the Company within ten days following such Termination. Kramer and Parent agree that, because there can be no exact measure of the damage that would occur to the Company as a result of the Termination, the payment provided pursuant to this Section 1.4 is an attempt to reasonably estimate such damages and will be deemed to constitute liquidated damages and not a penalty. Kramer hereby also acknowledges and agrees that his employment with the Company, Parent or any of their affiliates will at all times be an "at will" employment.

                  (b) CERTAIN DEFINITIONS. For purposes of this Section 1.4:

                           (i) "Termination" means (A) Kramer voluntarily ceases
to be employed by the Company, Parent or any of their affiliates, for any reason other than Good Reason (as defined below), his death or Disability (as defined below), or (B) the Company, Parent or any of their affiliates terminates Kramer's employment for Cause (as defined below).

                           (ii) "Good Reason" means (A) Kramer's annual base
salary is reduced to an amount less than $130,000; (B) Kramer does not receive an annual performance review, at which his compensation is discussed, within 13 months of the date of the Effective Time; or (C) Kramer is asked to relocate for more than 90 days to an office that is more than 30 miles away from the Company's current office.

                           (iii) "Disability" means a determination by Parent's
Board of Directors, in its good faith reasonable discretion, that Kramer has become so physically or mentally disabled as to be incapable of substantially performing his duties to the Company, Parent or any of their affiliates for a period of at least 90 consecutive days.

                           (iv) "Cause" means (A) Kramer refuses in bad faith to
perform the duties required of him with the intent of provoking his firing; (B) Kramer commits acts of material dishonesty, fraud or misrepresentation perpetrated against the Company, Parent or any of their affiliates, or giving rise to liability of the Company, Parent or any of their affiliates for the acts of Kramer; (C) Kramer willfully breaches his obligations to



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treat trade secrets and confidential data confidentially or not to compete with the Company, Parent or any of their affiliates during the term of his employment; (D) Kramer is convicted of a crime involving the Company, Parent or any of their affiliates or any of their customers, where the act or omission occurred after the date of the execution of this Agreement; or (E) Kramer is conviction for a felony or for fraud, embezzlement or any other act of moral turpitude.

                                   ARTICLE II
                  APPOINTMENT OF THE SHAREHOLDER REPRESENTATIVE

         2.1 APPOINTMENT OF THE SHAREHOLDER REPRESENTATIVE.

                  (a) By signing this Agreement, each Principal Shareholder hereby designates and appoints James F. Kramer as the agent and representative (the "Shareholder Representative") of all of the Company's shareholders, for purposes of this Agreement, the Merger Agreement and the Escrow Agreement, and through whom all actions on behalf of the Company's shareholders relating to this Agreement, the Merger Agreement and the Escrow Agreement (including those actions as are required, authorized or contemplated by Article I with respect to indemnification and escrow) will be made or directed, and hereby acknowledges that the Shareholder Representative will be the only person authorized to take any action so required on behalf of the Company's shareholders. The Company's shareholders will be bound by any and all actions taken on their behalf by the Shareholder Representative.

                  (b) By signing this Agreement, James F. Kramer hereby also accepts and acknowledges his appointment as the "Shareholder Representative" and agrees to perform the duties required of the Shareholder Representative under this Agreement, the Merger Agreement and the Escrow Agreement.

         2.2 REPLACEMENT OF SHAREHOLDER REPRESENTATIVE. The appointment of the Shareholder Representative is irrevocable by the Company's shareholders, except that a successor to the Shareholder Representative may be appointed by a written instrument signed by a majority in percentage interest of the Company's shareholders as of immediately prior to the Effective Time. Upon such appointment of any such successor, such successor will immediately give written notice of his or her appointment to Parent and the Escrow Agent (along with a certified copy of the written instrument showing such successor's appointment) and thereafter (i) such successor will be deemed to be the Shareholder Representative for purposes of this Agreement, the Merger Agreement and the Escrow Agreement, and (ii) all of the terms, provisions and obligations of this Agreement, the Merger Agreement and the Escrow Agreement will automatically (without any action on the part of such successor or further notice to any party) be binding upon and inure to the benefit of such successor. The choice of a successor Shareholder Representa-



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tive appointed in any manner permitted above is final and binding upon all of the Company's shareholders.

         2.3 COMMUNICATIONS; NOTICES. Parent and the Escrow Agent are entitled to rely upon any communication or writings given or executed by the Shareholder Representative as binding all of the Company's shareholders and their successors, assigns, heirs, legal representatives, affiliates and spouses and will not be bound or put on notice by any communications from any Company shareholder or other person (other than the Shareholder Representative acting as such). All notices to be sent to the Company's shareholders or the Principal Shareholders pursuant to this Agreement, the Merger Agreement or the Escrow Agreement will be addressed to the Shareholder Representative. Any notice so sent will be deemed notice to all of the Company's shareholders or the Principal Shareholders, as the case may be. The Shareholders hereby consent and agree that the Shareholder Representative is authorized to accept notice on behalf of the Company's shareholders and the Principal Shareholders pursuant hereto.

         2.4 AGENT FOR SERVICE OF PROCESS. Each Principal Shareholder hereby irrevocably appoints the Shareholder Representative as the lawful agent of such Principal Shareholder and his successors, assigns, heirs, legal representatives, affiliates and spouse to receive and forward on their behalf service of all necessary processes in any action, suit, or proceeding arising under or in any way relating to this Agreement, the Merger Agreement, the Escrow Agreement or any related document, any of the transactions contemplated hereby or thereby or any of the subject matter hereof and that may be brought against any Principal Shareholder or his successors, assigns, heirs, legal representatives, affiliates or spouse in any court. Such service of process or notice received by the Shareholder Representative will have the same force and effect as if served upon the Principal Shareholders or their respective successors, assigns, heirs, legal representative, affiliates or spouses.

         2.5 POWER OF ATTORNEY. Each Principal Shareholder hereby appoints and constitutes the Shareholder Representative the true and lawful attorney-in-fact of such Principal Shareholder and his successors, assigns, heirs, legal representatives, affiliates or spouse, with full power in such Principal Shareholder's (or successors', assigns', heirs', legal representatives', affiliates' or spouse's) name and on the Principal Shareholder's (or the successors', assigns', heirs', legal representatives', affiliates' or spouse's) behalf to act according to the terms of this Agreement, the Merger Agreement and the Escrow Agreement in the absolute discretion of the Shareholder Representative, and in general to do all things and to perform all acts, including executing and delivering the Escrow Agreement and all other agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement, the Merger Agreement or the Escrow Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Principal Shareholder hereunder and in consideration of the mutual covenants and agreements made herein, and



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is irrevocable and will not be terminated by any act of any Principal
Shareholder or by operation of law, whether by death or any other event.

         2.6 LIMITATION ON THE SHAREHOLDER REPRESENTATIVE'S LIABILITY. The Shareholder Representative will not be liable to the Principal Shareholders for any action taken, suffered or omitted by the Shareholder Representative in good faith and reasonably believed by the Shareholder Representative to be authorized or within the discretion of the rights or powers conferred upon the Shareholder Representative by this Agreement, the Merger Agreement or the Escrow Agreement, except to the extent of the Shareholder Representative's own gross negligence, recklessness or willful misconduct. The Shareholder Representative may consult with competent and responsible legal counsel selected by him, and he will not be liable for any action taken or omitted by him in good faith in accordance with the advice of such counsel.

         2.7 COSTS AND EXPENSES OF THE SHAREHOLDER REPRESENTATIVE. The Principal Shareholders will bear all expenses incurred by the Shareholder Representative in connection with his duties hereunder and will indemnify him against and save him harmless from any and all claims, liabilities, costs, payments and expenses, including fees of counsel (who may be selected by the Shareholder Representative), for anything done by him in the performance of this Agreement, the Merger Agreement or the Escrow Agreement, except as a result of his own gross negligence, recklessness or willful misconduct.

                                   ARTICLE III
                                  MISCELLANEOUS

         3.1 TAX CONSEQUENCES TO THE PRINCIPAL SHAREHOLDERS, ETC. Each Principal Shareholder hereby acknowledges and agrees that Parent, Merger Sub and the Company have not given the Principal Shareholder any tax advice in connection with the Merger or otherwise, and have no responsibility for any tax consequences to the Principal Shareholder arising from or related to the Merger or otherwise. Each Principal Shareholder further acknowledges and agrees that he has had an opportunity to consult with his personal tax advisors as to the actual tax consequences to him arising from or related to the Merger or otherwise.

         3.2 SURVIVAL. The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement will survive the consummation of the transactions contemplated by this Agreement and will in no way be affected by any investigation of the subject matter thereof made by or on behalf of the parties.

         3.3 NOTICES. Any notices, consents, waivers or other communications required or permitted under this Agreement will be given in writing and will be deemed to have been duly given when delivered personally, or if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed, or when the following



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period expires (whether or not it is actually received): (i) if transmitted by telecopier, 24 hours following transmission to the party's telecopier number set forth below, with the party's name and address clearly shown on the first page and confirmation of transmission produced by the transmitting party's equipment,
(ii) if deposited in the mail, postage prepaid, and addressed to the party to receive it as set forth below, 72 hours following such deposit, or (iii) if accepted by Federal Express, or similar delivery service in general usage, for delivery to the address of the party to receive it as set forth below, 24 hours following the delivery time promised by the delivery service; provided that, if any such transmission, mailing or express delivery is made on a day immediately preceding a Saturday, Sunday or national holiday, then the subject transmission, mailing or express delivery, as the case may be, will be deemed to be made at the beginning of the next succeeding day that is not a Saturday, Sunday or national holiday:

                  If to the Principal Shareholders,
                  the Shareholder Representative or Kramer:

                  Confidential
                  James F. Kramer, Shareholder Representative
                  c/o Virtual Technologies, Inc.
                  2175 Park Boulevard
                  Palo Alto, California  94306
                  Telecopier no.:  (650) 321-4912

                  With a copy to:

                  Lloyd A. Schmidt, Esq.
                  Hopkins & Carley
                  70 South First Street
                  San Jose, California  95113
                  Telecopier no.:  (408) 998-4790

                  If to Parent or Parent Indemnitees:

                  Immersion Corporation
                  801 Fox Lane
                  San Jose, California  95131
                  Attention: Louis Rosenberg, Chief Executive Officer Telecopier no.: (408) 467-1901

                  With a copy to:

                  Sarah A. O'Dowd, Esq.
                  Heller Ehrman White & McAuliffe LLP
                  525 University Avenue
                  Palo Alto, California  94301
                  Telecopier no.:  (650) 324-0638



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or to such other address or telecopier number as the party to whom notice is to be given has furnished to the other party in the manner provided above, provided that notice of such change has actually been received by the party to whom it is directed.

         3.4 AMENDMENT. This Agreement may not be amended, modified, supplemented, cancelled or discharged except in a writing signed by Parent and a majority in percentage interest of the Principal Shareholders as of immediately prior to the Effective Time.

         3.5 HEADINGS. The Article, Section and subsection headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         3.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent and the Shareholder Representative will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         3.7 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California, without regard to any principles of conflicts or choice of laws.

         3.8 INTERPRETATION; RULES OF CONSTRUCTION. This Agreement has been negotiated and is to be interpreted according to its fair meaning and not strictly for or against any party. The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who drafted the contractual provision in question. All references in this Agreement to "parties" refer to the parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections or subsections are to Sections and subsections of this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation" and "or" is used in the inclusive sense of "and/or."

         3.9 ENTIRE AGREEMENT. This Agreement, and the Merger Agreement and the Escrow Agreement, which are hereby incorporated into this Agreement by this reference



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and are made a part hereof, together with all other agreements and documents executed and delivered concurrently herewith or therewith, constitute the entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to that subject matter, which will continue in full force and effect.

         3.10 WAIVER. Either Parent or the Shareholder Representative (on his behalf and behalf of the Principal Shareholders) may extend the time for the performance of any of the obligations or other acts of the other party or waive compliance with any of the agreements of the other party. No waiver of any breach or default hereunder will be considered valid unless in writing and signed by the party (either Parent or the Shareholder Representative) giving such waiver, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

         3.11 PARTIES IN INTEREST. Except for the Parent Indemnitees, who are third party beneficiaries of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties any rights or remedies under or by reason of this Agreement.

         3.12 SUCCESSORS AND ASSIGNS. This Agreement inures to the benefit of and is binding upon the successors and assigns of the parties. Notwithstanding the foregoing, except as set forth in Section 2.2, neither this Agreement nor any rights or obligations hereunder may be assigned, pledged, hypothecated or otherwise transferred by the Shareholder Representative or the Principal Shareholders without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.

         3.13 ENFORCEMENT. Each Principal Shareholder acknowledges that, in view of the uniqueness of the subject matter of this Agreement, Parent may not have an adequate remedy at law for money damages if this Agreement is not performed in accordance with its terms. Accordingly, each Principal Shareholder agrees that, in addition to any other right or remedy to which Parent may be entitled, at law or in equity, it will be entitled to enforce this Agreement by a decree of specific performance against the Principal Shareholder and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of this Agreement, without posting any bond or other undertaking.

         3.14 ATTORNEYS' FEES. The prevailing party will be entitled to recover all costs and expenses, including reasonable attorneys' fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. "Prevailing party" for purposes of this Section 3.14 includes a party who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or for performance of



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the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.

         3.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by telecopier transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by telecopier will be deemed to be their original signatures for any purpose whatsoever.

         3.16 CONSENT TO JURISDICTION. Each of the parties hereto (i) consents to submit himself, herself or itself to the personal jurisdiction of the United States District Court for the Northern District of California or the courts of the State of California located in the County of Santa Clara with respect to any and all disputes arising out of (A) this Agreement, the Merger Agreement or the Escrow Agreement, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder;
(B) any of the transactions contemplated by this Agreement, the Merger Agreement and the Escrow Agreement; and (C) any matters related to but not covered hereby or thereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (iii) agrees that nothing herein will affect the right to effect service of process in any manner permitted by law.

         3.17 SPOUSAL CONSENTS. Each Principal Shareholder who is married is delivering to Parent, concurrently with the Principal Shareholder's execution and delivery of this Agreement, a duly executed and delivered Spousal Consent in the form attached as ANNEX C to this Agreement.

         3.18 NO RIGHT TO CONTINUED EMPLOYMENT, ETC. Nothing in this Agreement or otherwise will confer upon the Principal Shareholders any right to continued employment by the Company, Parent or any of their affiliates, nor shall it interfere in any way with the right of the Company, Parent or such affiliate to terminate or change the terms of the Principal Shareholder's employment arrangement, or to change the compensation of the Principal Shareholders, at any time for any reason whatsoever, with or without cause.

         3.19 HOLIDAYS. If any date on which action is to be taken under this Agreement occurs, or if any period during which action is to be taken under this Agreement ends, on a Saturday, Sunday or national holiday, the date or period will be extended to the next succeeding day which is not a Saturday, Sunday or national holiday.

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         IN WITNESS WHEREOF, the parties have caused this Indemnification and
Joinder Agreement to be duly executed as of the date first above written.

                                       IMMERSION CORPORATION


                                       By /s/ Louis Rosenberg
                                          --------------------------------------
                                            Its: President
                                                 -------------------------------

                                       /s/ James F. Kramer
                                       -----------------------------------------
                                       James F. Kramer, individually and
                                       as the Shareholder Representative

                                       /s/ Marc Tremblay
                                       -----------------------------------------
                                       Marc Tremblay



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